STANDSTILL AGREEMENT

     THIS AGREEMENT, dated this 10th day of February 1999 (the "Effective Date"), by and between SWVA Bancshares, Inc. ("SWVA"), Mr. Richard J. Nelson and LaSalle Capital Management, Inc. (collectively, the "Group;" individually, a "Group Member").

                                    RECITALS

     WHEREAS, SWVA incurred, and is expected to continue to incur, significant costs and expenses in connection with the activities of the Group that relate to ownership by the Group of shares of common stock of SWVA; and

     WHEREAS, the Group has incurred, and is expected to continue to incur, significant costs and expenses in connection with its ongoing activities concerning its ownership of a significant percentage of the common stock of SWVA; and

     WHEREAS, the Group, in exchange for the consideration to be received from SWVA, is willing to enter into this Agreement; and SWVA and the Group have agreed that it is in their mutual interests to enter into this Agreement as hereinafter described.

     NOW THEREFORE, in consideration of the Recitals and the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the parties hereto mutually agree as follows:

                                  I. COVENANTS

     1. Through February 9, 2011, the Group shall not directly or indirectly purchase or act in concert with any affiliate, group or other person to purchase or vote any shares of common stock of SWVA.

     2. Through February 9, 2011, the Group shall not directly or indirectly participate or act in concert with any affiliate, group or other person to participate, by encouragement or otherwise, in any solicitation of proxies or any other activity concerning SWVA.

     3. Through February 9, 2011, the Group shall not directly or indirectly influence or attempt to influence any person concerning an investment in the common stock of SWVA.

     4. The Group shall not provide, nor shall a Group Member act in concert with any person to provide, any funds, services or facilities to any person in support of any activity by such person that would be a violation of their covenants under the provisions of paragraphs 1 through 3 above if undertaken by any of them.

                                 II. AGREEMENTS

         Simultaneously with the execution and delivery of this Agreement, SWVA shall pay to Everen Securities $477,750 in cash representing payment in full for 28,000 shares of common stock of SWVA beneficially owned by Richard J. Nelson and Richard J. Nelson shall deliver a certificate or certificates evidencing these 28,000 shares to SWVA. Mr. Nelson agrees to pay any taxes and broker fees or commissions arising from this transfer.

                       III. REPRESENTATIONS AND WARRANTIES

     1. The Group Members represent and warrant to SWVA that Richard J. Nelson is the beneficial owner of 28,000 shares of common stock of SWVA, all beneficially owned free and clear of all liens, claims and encumbrances of any kind, which is the entire number of shares of common stock of SWVA in which the Group has a beneficial ownership and none of the Group Members has a right to vote any other shares of the common stock of SWVA.

     2. The Group Members represent and warrant to SWVA that the Group Members have full and complete authority to enter into this Agreement and to sell the entire number of shares of the capital stock of SWVA in which they have a beneficial ownership interest and this Agreement constitutes a valid and binding agreement of the Group and each Group Member.

     3. SWVA hereby represents and warrants to the Group and to each Group member that SWVA has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by SWVA regarding the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of SWVA and requires no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of SWVA.

                                   IV. GENERAL

     1.   This Agreement shall remain in effect until February 10, 2011.

     2. Virginia law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in a state or federal court, as appropriate, sitting in the Commonwealth of Virginia.

     3. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

     4. This Agreement may be executed in counterparts, each of which shall be an original, but each of which together shall constitute one and the same agreement.

     5. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.


SWVA Bancshares, Inc.
by: /s/ B. L. Rakes, President
    --------------------------
/s/ Richard J. Nelson
---------------------
LaSalle Capital Management, Inc.
by: /s/ Richard J. Nelson, President
    --------------------------------